EXHIBIT 5.1

                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
                  Telephone 650-493-9300 Facsimile 650-493-6811

                                November 16, 2005

Actel Corporation
2061 Stierlin Court
Mountain View, CA 94043-4655

     Re:  Registration Statement on Form S-8

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 16, 2005 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of your Common Stock, $0.001 par value per share (the "Shares"), which may be issued pursuant to Actel Corporation's 1993 Employee Stock Purchase Plan (the "ESPP").

     As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the ESPP.

     It is our opinion that, when issued and sold in the manner described in the ESPP and pursuant to the agreements that accompany each grant under the ESPP, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ Wilson Sonsini Goodrich & Rosati